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EXHIBIT 5.1

June 24, 2005

Board of Directors
Motient Corporation
300 Knightsbridge Pkwy.
Lincolnshire, IL 60069

Ladies and Gentlemen:

I, Robert Macklin, in my capacity as general counsel of Motient Corporation, a Delaware corporation (the "Company"), issue this opinion in connection with its registration statement on Form S-1 (the "Registration Statement"), filed with the Securities and Exchange Commission and relating to the resale of 14,410,320 shares, consisting of 12,256,211 shares of common stock (the "Conversion Shares") issuable upon the conversion of shares of the Company's Series A Cumulative Convertible Preferred Stock (the "Preferred Stock"), 154,109 shares of common stock underlying unvested warrants (the "Warrant Shares") and 2,000,000 shares of common stock that may be issued as dividends on the Preferred Stock (the "Dividend Shares"). This opinion letter is furnished to enable Motient to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, I have examined copies of the following documents:

1. An executed copy of the Registration Statement.

2. The Restated Certificate of Incorporation of the Company, as in effect on the date hereof.

3. The Bylaws of the Company, as in effect on the date hereof.

4. The Certificate of Designations relating to the Preferred Stock (the "Certificate of Designations").

5. The various un-exercised warrants to issue shares of the Company's common stock, par value $0.01 per share, which were issued in connection with the issuance of the Preferred Stock (the "Warrants").

In my examination of the aforesaid documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. I express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term "Delaware General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, I am of the opinion that,
(i) upon conversion of the Preferred Stock in accordance with the terms of the Certificate of Designation, the Conversion Shares will be validly issued, fully paid, and nonassessable, (ii) upon exercise in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid, and nonassessable, and (iii) upon issuance in accordance with the terms of the Certificate of Designations, the Dividend Shares will be validly issued, fully paid, and nonassessable.


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This opinion letter has been prepared for your use in connection with the
Registration Statement and speaks as of the date hereof. I assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am an "expert" within the meaning of the Securities Act of 1933, as amended.


                                            Very truly yours,

                                            /s/ Robert L. Macklin
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                                            Robert L. Macklin
                                            General Counsel and Secretary